EXHIBIT 23





                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statements of Stewart Enterprises, Inc. on Forms S-3 (File Nos. 333-13963, 333-13965 and 333-14467), S-4 (File No. 333-360) and S-8 (File Nos. 33-49726, 33-64106 and 33-
02374) of our reports, which include an emphasis paragraph related to changes in the Company's method of accounting for cemetery sales and its method of accounting for funeral services investment trust fund earnings, dated December 16, 1997 on our audits of the consolidated financial statements and financial statement schedule of Stewart Enterprises, Inc. and Subsidiaries as of October 31, 1997 and 1996 and for each of the three years in the period ended October 31, 1997, which reports are included in this Annual Report on Form 10-K.




                                           COOPERS & LYBRAND L.L.P.




New Orleans, Louisiana
January 27, 1998